FINANCIAL
RELATIONS BOARD

FOR FURTHER INFORMATION: AT THE COMPANY: Bob Ende Senior Vice President of Finance COMFORCE Corporation (516) 437-3300 bende@comforce.com	AT FINANCIAL RELATIONS BOARD: General Info: Marilynn Meek (212) 827-3773 Investor Info: Susan Garland (212) 827-3775

FOR IMMEDIATE RELEASE
August 3, 2006

COMFORCE CORPORATION ANNOUNCES
SECOND QUARTER 2006 RESULTS

Twelfth Consecutive Quarter of Improved Year-over-Year Revenue Growth

Woodbury, NY - August 3, 2006 - COMFORCE Corporation (AMEX: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for its second quarter ended June 25, 2006. Revenues for the quarter increased 6.4% to $143.6 million, compared to $134.9 million for the prior year period. The increase in revenue was principally due to continued growth in the Company’s Human Capital Management Services segment, consisting of PRO UnlimitedSM, where revenues rose 9.9% or $7.7 million over the second quarter of 2005. Staff Augmentation revenue increased by $1.1 million primarily due to a $3.8 million increase in Information Technology, which was offset by a decrease in revenues to Technical Services and Telecom customers. Revenues in the Financial Outsourcing Services segment declined $122,000.

Gross profit for the second quarter of 2006 was $22.2 million, or 15.4% of revenues, compared to $19.8 million, or 14.7% of revenues for the second quarter of 2005. We achieved an increase in gross profit percentages in our principal business segments in the second quarter of this year.

The Company reported operating income of $4.3 million for the quarter, compared to operating income of $3.8 million for the same period last year. As a percentage of revenues, operating income was 3.0% in the second quarter of 2006, compared to 2.8% in the second quarter of 2005.

Interest expense was $2.5 million for the second quarter of 2006, compared to $2.7 million for the same quarter last year. As of June 30, 2006, the Company had reduced its public debt to $44.3 million from $138.8 million in June 2000. As announced in our press release of July 18, 2006, we amended our revolving credit facility and will be redeeming $21.4 million principal amount of our 12% Senior Notes on August 16, 2006. Once completed, COMFORCE’s public debt will be $22.9 million.

COMFORCE recorded income from continuing operations before income taxes of $2.0 million for the second quarter, compared to income from continuing operations before income taxes of $788,000 for the prior year’s second quarter. The Company recognized a tax provision of $973,000 in the second quarter, compared to a tax provision of $380,000 in the comparable quarter last year.

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Net income for the second quarter was $1.0 million, or $0.04 per basic share and $0.03 diluted share, compared to a net income of $509,000, or $0.02 per basic share and $0.01 per diluted share for the second quarter of 2005.

Six Months Results

COMFORCE reported revenues of $278.7 million for the first six months of 2006, compared to revenues of $258.6 million for the first six months of 2005, an increase of 7.8%. Our revenues for the first six months were favorably impacted by the strong performance of PRO Unlimited which increased $14.9 million over the prior year’s first six months as well as an increase in Staff Augmentation of $5.7 million over the prior year period.

Gross profit for the first six months of 2006 was $42.4 million, or 15.2% of revenues, compared to a gross profit of $36.7 million, or 14.2% of revenues for the first six months of 2005. The Company experienced an increase in gross profits across all segments of its business for the six month period, with the exception of Financial Outsourcing Services.

Operating income was $7.5 million for the first half of 2006, compared to operating income of $6.2 million for the first half of 2005.

Interest expense for the first six months of 2006 was $4.9 million, compared to interest expense of $5.6 million for the comparable period last year. The lower interest expense was principally the result of a reduction in the Company’s higher interest rate public debt.

COMFORCE reported income from continuing operations before income taxes of $2.8 million for the first six months of 2006, compared to income from continuing operations before income taxes of $329,000 for the same period last year. We recognized a tax provision of $1.4 million for the six month period, compared to a tax provision of $171,000 for the first half of 2005.

COMFORCE reported net income of $1.3 million for the first six months of 2006, or $0.05 per basic share and $0.04 per diluted share, compared to net income of $259,000, which after unpaid dividends on preferred stock for that period resulted in a net loss available to common stockholders of $(0.01) per basic and diluted share for the first six months of 2005.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE stated, “We are pleased to report that our Company achieved both year-over-year and sequential growth in our revenues for the second quarter of this year. At the same time, income from continuing operations before income taxes increased substantially over last year’s second quarter and six months.

PRO was once again the major contributor to our revenue growth in the second quarter and we expect PRO’s growth trend to continue throughout the balance of the year in response to an increasing demand for the types of human capital management services it provides. We also believe the prospects for RightSourcing®, our centralized solution for managing multiple staffing vendor services, continue to be excellent. We are dedicated to gaining market share in this area of our business. We see these two areas, PRO and RightSourcing, as the cornerstones of our business as we transition to a company primarily focused on business process outsourcing.”

Mr. Fanning continued, “Last quarter we mentioned that we were continuing to work with our financial advisors in examining financial alternatives. As we announced on July 18th, we were successful in negotiating an increase to our revolving credit facility from $85 million to $110 million, which will also be extended until July 2010 upon the three year extension of our 12% Senior Notes. The extension of the Senior Notes, in turn, will be effective upon our redemption of $21.4 million of our Senior Notes on August 16th. The maturity of the remaining $22.9 million of Senior Notes will then be extended to December 2010.”

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About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs. We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.

The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO UnlimitedSM subsidiary. The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management, that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements. Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•	in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of

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funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing the Senior Notes, the PNC Credit Facility or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 25, 2005 (a copy of which may be accessed through www.sec.gov or ).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
June 25, 2006 and December 25, 2005
(in thousands, except share and per share amounts)
(unaudited)

	June 25,	December 25,
Assets	2006	2005
	(unaudited)

Current assets:
Cash and cash equivalents	$8,974	8,417
Accounts receivable, less allowance of
$351 and $354 in 2006 and 2005, respectively	108,387	103,201
Funding and service fees receivable, less allowance of
$311 and $351 in 2006 and 2005, respectively	13,421	15,715
Prepaid expenses and other current assets	4,143	4,997
Deferred income taxes, net	1,926	2,004
Total current assets	136,851	134,334

Deferred income taxes, net	1,076	1,100
Property and equipment, net	5,028	5,260
Intangible assets, net	22	40
Goodwill, net	32,073	32,073
Deferred financing costs, net	628	851
Other assets	278	320

Total assets	$175,956	173,978

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,465	3,864
Accrued expenses	96,096	87,307
Total current liabilities	98,561	91,171

Long-term debt (including related party debt of $1,462 in 2006 and $1,405 in 2005)	98,772	105,792
Other liabilities	40	46

Total liabilities	197,373	197,009

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized,
17,335,362 and 17,079,532 shares issued and
outstanding in 2006 and 2005, respectively	173	171
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at June 25, 2006 and December 25, 2005,
with an aggregate liquidation preference of $7,697 at
June 25, 2006 and $7,466 at December 25, 2005	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at June 25, 2006 and December 25, 2005,
with an aggregate liquidation preference of $619 at
June 25, 2006 and $600 at December 25, 2005	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at June 25, 2006 and December 25, 2005,
with an aggregate liquidation preference of $7,525 at
June 25, 2006 and $7,273 at December 25, 2005	10,264	10,264
Additional paid-in capital	48,136	47,727
Accumulated other comprehensive income	17	147
Accumulated deficit	(84,824)	(86,157)

Total stockholders’ deficit	(21,417)	(23,031)

Total liabilities and stockholders’ deficit	$175,956	173,978

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2006	2005	2006	2005

Net sales of services	$143,577	$134,909	$278,651	$258,603

Costs and expenses:
Cost of services	121,424	115,116	236,264	221,919
Selling, general and administrative expenses	17,059	15,104	33,313	28,808
Depreciation and amortization	814	878	1,550	1,724

Total costs and expenses	139,297	131,098	271,127	252,451

Operating income	4,280	3,811	7,524	6,152

Other income (expense):
Interest expense	(2,484)	(2,738)	(4,930)	(5,563)
Loss on debt extinguishment	(18)	(253)	(18)	(253)
Other income (expense), net	218	(32)	200	(7)
	(2,284)	(3,023)	(4,748)	(5,823)

Income from continuing operations before income taxes	1,996	788	2,776	329
Provision for income taxes	973	380	1,443	171

Income from continuing operations	1,023	408	1,333	158

Income from discontinued operations	–	101	–	101

Net income	$1,023	$509	$1,333	$259

Dividends on preferred stock	251	250	502	500

Net income (loss) available to common
stockholders	$772	$259	$831	$(241)

Basic income (loss) per common share:

Income (loss) from continuing operations	$0.04	$0.01	$0.05	$(0.02)
Income from discontinued operations	-	0.01	-	0.01
Basic income (loss) per common share	$0.04	$0.02	$0.05	$(0.01)

Diluted income (loss) per common share:

Income (loss) from continuing operations	$0.03	$0.01	$0.04	$(0.02)
Income from discontinued operations	-	0.00	-	0.01
Diluted income (loss) per common share	$0.03	$0.01	$0.04	$(0.01)

Weighted average common shares outstanding, basic	17,335	16,910	17,285	16,834
Weighted average common shares outstanding, diluted	31,319	18,279	26,755	16,834